Exhibit 3.3
Certificate of Correction
to Correct An Error
in the
Articles of Incorporation
of
Double Eagle Petroleum Co.
     Pursuant to the provisions of Section 1-207 of the Corporations and Associations Articles, Annotated Code of Maryland, Double Eagle Petroleum Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland (the “Corporation”), does hereby certify that:
1. The name of the party to the document being corrected is “DOUBLE EAGLE PETROLUEM CO.”
2. The Articles of Incorporation were filed with the Department of Assessments and Taxation of the State of Maryland on January 23, 2001 and said document requires correction as permitted under the provisions of Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.
3. The error or defect in said document to be corrected is as follows:
     The Fifteenth Article was inadvertently omitted due to a scrivener’s error. The Articles of Incorporation, including the provisions of the Fifteenth Article, were described in the original proxy statement distributed to the Corporation’s shareholders in 2001 and subsequently approved by the Corporation’s shareholders at a duly called meeting of shareholders.
4. The foregoing inaccuracy or defect in the document is corrected to read as follows by adding the following language after the FOURTEENTH Article:
     FIFTEENTH. When, with respect to any actions to be taken by the shareholders of the Corporation, the Maryland Code requires the vote or concurrence of the holders of two-thirds of the outstanding shares, or of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of the majority of such shares or class or series thereof.
     IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Correction to be signed in its corporate name on its behalf by its Chief Executive Officer and President and attested by its Corporate Secretary on this 25th day of May 2007.

DOUBLE EAGLE PETROLEUM CO.
By:	/s/ Stephen H. Hollis
Print Name:	Stephen H. Hollis
Title:	Chief Executive Officer and President

Certificate of Correction
Double Eagle Petroleum Co.
Page Two.
ATTEST: (Witnessed)

By:	/s/ Carol A. Osborne
Carol A. Osborne, Secretary

STATE OF COLORADO	)
)
CITY AND COUNTY OF DENVER	)
     BEFORE ME the undersigned authority, personally appeared Stephen H. Hollis, known to me to be the individual described in and who executed the foregoing Certificate of Correction and he acknowledged that he subscribed the said instrument for the uses and purposes set forth therein.
     WITNESS my hand and official seal in the county and state last aforesaid this 25th day of May 2007.

Notary Public
[SEAL]
My Commission Expires:

STATE OF WYOMING	) )
COUNTY OF	)

     BEFORE ME the undersigned authority, personally appeared Carol A. Osborne, known to me to be the individual described in and who executed the foregoing Certificate of Correction and she acknowledged that she subscribed the said instrument for the uses and purposes set forth therein.
     WITNESS my hand and official seal in the county and state last aforesaid this 25th day of May 2007.

Notary Public
[SEAL]
My Commission Expires: